UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
August 1, 2013 (August 1, 2013)

DIVERSICARE HEALTHCARE SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-12996	62-1559667
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Galleria Boulevard, Brentwood, TN 37027
(Address of Principal Executive Offices) (Zip Code)

(615) 771-7575
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On August 1, 2013, Diversicare Healthcare Services, Inc. announced the planned acquisition of operations for five skilled nursing facilities and the tentative agreement to terminate the lease for all Arkansas operations. The five planned acquisitions are based on two separate agreements, the first of which relates to Twinbrook Nursing and Rehabilitation Center in Louisville, Kentucky which will be rebranded as Diversicare of Seneca Place. The Company will assume operations at this facility effective August 1, 2013.

Additionally, the Company has reached an agreement in principal to operate four new facilities, three in Ohio and one in Indiana, previously operated by Catholic Health Partners. The tentative agreement to assume operations at these four facilities is subject to obtaining regulatory and other consents. The Company expects to assume operations late in the third quarter or early in the fourth quarter of 2013.

In addition to the acquisitions, the Company has reached an agreement in principal with Omega Healthcare Investors, Inc. (NYSE: OHI) to terminate its lease with respect only to eleven nursing facilities located in Arkansas and to concurrently transfer operations to an operator selected by Omega. The termination is subject to certain conditions, including state licensure and regulatory approval. Upon the completion of the transaction, Diversicare will no longer operate any skilled nursing centers in the State of Arkansas. The termination is anticipated to occur on or about September 1, 2013.

A copy of a press release describing the portfolio transactions is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Number    Exhibit

99.1        Press release dated August 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVERSICARE HEALTHCARE SERVICES, INC.

By:    /s/ James R. McKnight, Jr.
James R. McKnight, Jr.
Chief Financial Officer

Date:    August 1, 2013

EXHIBIT INDEX

Number    Exhibit

99.1        Press release dated August 1, 2013.